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                                                                    EXHIBIT 99.1

BRIGHTPOINT ANNOUNCES EXTENSION AND INCREASE OF PREVIOUSLY ANNOUNCED SHARE REPURCHASE PLAN

PLAINFIELD, Ind.--(BUSINESS WIRE)--November 11, 2005--Brightpoint, Inc. (the "company") (NASDAQ:CELL) today announced that the Company's previously announced $20 million share repurchase plan ("Share Repurchase Plan") has been increased and extended. Prior to this extension and increase, the Company had $7.0 million available to repurchase its common shares under the Share Repurchase Plan as of September 30, 2005. The board of directors has approved the repurchase of an additional $18 million of its common shares under the Share Repurchase Plan, for a total of up to $25 million of its common shares. The Share Repurchase Plan that was previously scheduled to expire on December 31, 2005 has been extended to expire on December 31, 2007.

ABOUT BRIGHTPOINT

Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, the Company's most recent Form 10-K/A and Form 10-Q and the cautionary statements contained in
Exhibit 99.1 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.



Contact:
Brightpoint, Inc.
Anthony W. Boor, 317-707-2355